Exhibit 10.64

Fidelity National Information Services, Inc.

Notice of Performance Stock Unit Grant

You (the “Grantee”) have been granted the following award of performance stock units (the “Performance Stock Units”) denominated in shares of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”):

Grantee:	«Name»
Number of Performance Stock Units Granted:	«Shares»
Grant Date:	«Date»
Vesting and Period of Restriction:	See Exhibit A
Measurement Periods:	See Exhibit A

See the Performance Stock Unit Award Agreement and Plan Prospectus for the specific provisions related to this Notice of Performance Stock Unit Grant and important information concerning this award.

This document is intended as a summary of your individual Performance Stock Unit award. If there are any discrepancies between this summary and the provisions of the Performance Stock Unit Award Agreement, Plan Document and Plan Prospectus, the provisions of those documents will prevail.

Fidelity National Information Services, Inc.
Amended and Restated
2008 OMNIBUS INCENTIVE PLAN
Performance Stock Unit Award Agreement

Section 1. GRANT OF PERFORMANCE STOCK UNITS

Performance Stock Unit. On the terms and conditions set forth in the Notice of Performance Stock Unit Grant and this Performance Stock Unit Agreement (the “Agreement”), Fidelity National Information Services, Inc. (the “Company”) grants to the Grantee on the Grant Date the Performance Stock Units set forth in the Notice of Performance Stock Unit Grant (the “Grant”) and the Grantee, by acceptance hereof agrees to the terms and conditions of the Agreement.

(a) Plan and Defined Terms. The Performance Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Performance Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan, as amended and restated (the “Plan”), the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Performance Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

Section 2. FORFEITURE; TRANSFER RESTRICTIONS; AND CHANGE IN CONTROL
(a) Forfeiture. The Performance Stock Units shall be subject to forfeiture until the Performance Stock Units vest in accordance with Exhibit A, except as otherwise stated herein or in an employment agreement between the Company and Grantee. Except in the case of death or Disability, if the Grantee’s employment with the Company, or any of its affiliates or its Subsidiaries terminates for any reason then all unvested Performance Stock Units shall be immediately forfeited, provided that;

(i)If the Grantee’s employment or service terminates due to death or Disability, then all such unvested Performance Stock Units outstanding as of the date of termination shall vest as of the date of termination and become free of any forfeiture and transfer restrictions described in the Agreement;

(ii)If on or after the Measurement Period End Date of a Measurement Period the Company terminates the Grantee’s employment or service not for Cause or if the Grantee terminates employment or service due to Good Reason, then all such unvested Performance Stock Units outstanding that are earned for that Measurement Period shall vest as of the corresponding Grant Date anniversary in accordance with Exhibit A.

(iii)The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company, or any affiliate or Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company, or any affiliate or Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate;

(iv)“Good Reason” termination shall apply in this Agreement only if the Grantee has an employment agreement with the Company, or affiliate or any Subsidiary with an applicable Good Reason provision and shall have the meaning ascribed to that term in such employment agreement.

(v)Notwithstanding any provision of Section 2 of this Agreement, if any provision in Section 2 conflicts with an employment agreement by and between Grantee and the Company, affiliate or Subsidiary which is currently in effect, such conflicting provisions of that Grantee’s employment agreement shall supersede any such conflicting provisions in Section 2 of this Agreement to the extent they are more favorable to Grantee. To the extent an acceleration of vesting and lapse of the Period of Restriction is triggered in accordance with the terms of an employment agreement upon the Grantee’s termination of employment, then for any outstanding Performance Stock Units pursuant to this Agreement as of the date of the Grantee’s termination of employment, the number of outstanding Performance Stock Units Eligible to be Earned for a Measurement Period as of the date of the Grantee’s termination of employment will have the Performance Achiever modifier applied at Target as defined in Exhibit A unless the Grantee’s date of termination of employment occurs after a Measurement Period End Date, in which case the outstanding Performance Stock Units Eligible to be Earned for that Measurement Period will have the modifier applied in accordance with Exhibit A and will vest on the corresponding Grant Date Anniversary of such Measurement Period.

(b) Transfer Restrictions. During the Period of Restriction, the Performance Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Performance Stock Units are subject to a Period of Restriction. Grantee may also be subject to the Company’s hedging and pledging policy. For designated executive officers, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock; (ii) engaging in short sale transactions with the Performance Stock Units and Company stock and; (iii) pledging the Performance Stock Units and Company stock as collateral for a loan, including through the use of traditional margin accounts with a broker. For all other Grantees, the policy prohibits (i) directly or indirectly engaging in hedging or monetization transactions with the Performance Stock Units and Company stock and (ii) engaging in short sale transactions with the Performance Stock Units and Company stock.
(c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Performance Stock Units in accordance with the Notice of Performance Stock Unit Grant. For avoidance of doubt, once Performance Stock Units vest, the Period of Restriction lapses as to those units. Subject to the terms of the Plan and Sections 2(d) and 6(b) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions otherwise imposed by this Agreement.

(d) Holding Requirement Following Period of Restriction. If and when the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed by the Board of Directors of the Company), the Grantee may not sell, assign, pledge, exchange, hypothecate or otherwise transfer, encumber or dispose of fifty percent (50%) of any Shares paid to the Grantee as-of the Payment Date pursuant to Section 3 (net of any shares required to be sold, withheld or otherwise to satisfy tax withholding pursuant to Section 7(b)), until such time as the officer’s total equity holdings satisfy the equity ownership guidelines adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that this Section 2(d) shall not prohibit the Grantee from exchanging or otherwise disposing of Shares in connection with a Change in Control or other transaction in which Shares held by other Company shareholders are required to be exchanged or otherwise disposed.

(e) Change in Control. If a Change in Control (as defined in the Plan) occurs prior to the Measurement Period Start Date of a Measurement Period, then the Performance Stock Units eligible to be earned for that Measurement Period will vest at Target. If a Change in Control occurs on or after the Measurement Period Start Date of a Measurement Period and prior to the corresponding Measurement Period End Date reflected in Exhibit A, then the Measurement Period End Date for that Measurement Period will become the date of the Change in

Control and the Time-Based restrictions will immediately lapse. The Performance Stock Units eligible to be earned for that Measurement Period will vest in the amount of the Performance Stock Units eligible to be earned for that Measurement Period multiplied by the greater modifier amount in Exhibit A of 1) Target or 2) the actual Performance Achievement modifier of that Measurement Period.

Section 3. PAYMENT OF PERFORMANCE STOCK UNITS

As soon as practicable (and in no case more than 30 days) after a Performance Stock Unit becomes vested (the “Payment Date”), the Company will pay the vested Performance Stock Units by delivering to Grantee a number of Shares equal to the number of Performance Stock Units that vested less any required tax withholding per Section 7(b).

Section 4. TRADING STOCK AND SHAREHOLDER RIGHTS

(a)Grantee is subject to insider trading liability if Grantee is aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act or appointed as such by the Board of Governors of the Company), or someone designated as an “insider” by the Company, Grantee is subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period.” The recurring “blackout period” begins at the end of each calendar quarter and ends two (2) trading days following the Company’s earnings release.

(b)    Prior to the Payment Date, the Grantee shall not have any rights as a shareholder of the Company in connection with these Performance Stock Units and the Grantee’s interest in the Performance Stock Units shall make the Grantee only a general, unsecured creditor of the Company, unless and until the Shares are distributed to the Grantee. Following deliver of Shares upon the Payment Date, the Grantee shall have all rights as a shareholder with respect to such Shares.

SECTION 5:    DIVIDEND EQUIVALENTS

(a) Any dividend equivalents earned with respect to Performance Stock Units which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company;

(b) Such held dividend equivalents shall be subject to the same Period of Restriction as the Shares to which they relate;

(c) Any dividend equivalents held pursuant to this Section 5 which are attributable to Performance Stock Units which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date; and

(d) Dividend equivalents attributable to Performance Stock Units forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.

Section 6. GRANTEE OBLIGATIONS

In consideration for the benefits provided herein, Grantee agrees to abide by the following terms:

(a)    Confidential Information. Grantee has occupied a position of trust and confidence and has had access to substantial information about Company and its affiliates and Subsidiaries, and their operations, that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates and subsidiaries. Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates and Subsidiaries, as the case may be. Grantee will keep confidential and, outside the scope of Grantee’s duties and responsibilities with Company and its affiliates and Subsidiaries, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates' methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, at all times before and after the termination of Grantee’s employment, for any reason, Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Grantee use any such information, either alone or with others, outside the scope of Grantee's duties and responsibilities with Company and its affiliates.

(b)    Noncompetition. Grantee acknowledges that he/she has acquired substantial knowledge and confidential information concerning the business of Company and its affiliates as a result of his/her employment. Grantee further acknowledges that the scope of business in which Company and its affiliates and Subsidiaries are engaged as of the Grant Date is international and very competitive. Competition by Grantee in that business after the termination of Grantee’s employment, for any reason, could severely injure Company and its affiliates and Subsidiaries.

In this Section:

(i)    "Competitive Business" shall mean any firm or business that directly competes with any business unit of the Company or its affiliates or Subsidiaries in which Grantee has worked during the two-year period prior to termination of his/her employment;

(ii)    "Restricted Territory" shall mean any country or other geographic scope in which Company or its affiliates or Subsidiaries conducted business in the twelve months prior to the termination of Grantee’s employment in relation to which Grantee had material responsibilities;

(iii)    "Customer" shall mean any business or person for which Company or its affiliates or Subsidiaries provided products or services during the twelve months prior to the termination of Grantee’s employment; and

(iv)    "Prospective Customer" shall mean any business or person from which Company or its affiliates or Subsidiaries actively solicited business within the twelve (12) months prior to the termination of Grantee’s employment.

During Grantee’s employment and for a period of one year after the termination of Grantee’s employment, for any reason, Grantee agrees that, in the Restricted Territory, Grantee will not, directly or indirectly; (i) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Competitive Business; (ii) become an employee, consultant, advisor, principal, partner or substantial shareholder of any Customer or Prospective Customer; or (iii) solicit or accept any business that directly competes with the Company, its affiliates or Subsidiaries in their principal products and services from any Customer or Prospective Customer. In addition, for a period of twelve (12) months after the termination of Grantee’s employment, Grantee agrees not to, directly or indirectly, on behalf of Grantee or any Competitive Business, hire or solicit for employment, partnership or engagement as an independent contractor any person who was an employee of Company or any affiliate or Subsidiary during the period of twelve (12) months prior to any such improper solicitation, hire or engagement.

(c)     Grantee expressly acknowledges and agrees with the reasonableness of the terms in this Section 6 and agrees not to contest these terms in a court of competent jurisdiction on such grounds. Grantee agrees that the Company's remedy at law for a breach of these covenants may be inadequate and that for a breach of these covenants the Company, in addition to other remedies provided for by law, may be entitled to an injunction, restraining order or other equitable relief prohibiting Grantee from committing or continuing to commit any such breach. If a court of competent jurisdiction determines that any of these restrictions are overbroad, Grantee and Company agree to modification of the affected restriction(s) to permit enforcement to the maximum extent allowed by law.

(d)    No provision of Section 6 shall apply to restrict Grantee’s conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed, amended, reformed or equitably modified to be enforceable and compliant with public policy, in which case, the provision will apply as construed, amended, reformed or equitably modified.

(e)    Grantee also recognizes and acknowledges that the value of the Grant he/she is receiving under this Grant Agreement represents a portion of Grantee’s value to the Company such that if Grantee breaches the restrictive covenant by working for or with a competitor, thereby transferring such value to the competitor, the value of the Grant represents a reasonable measure of a portion of the monetary damages for such breach. Thus, in the event of a breach by Grantee of any restriction contained in Section 6, such breach shall be considered a material breach of the terms of the Amended and Restated 2008 Omnibus Incentive Plan, and any other program, plan or arrangement by which Grantee receives equity in the Company. Therefore, besides prospective injunctive relief, if Grantee breaches any restrictive covenant contained in Section 6, the Company shall also be entitled to revoke any portion of the Grant for which the restrictions have not lapsed and recover any shares (or the gross value of any shares) delivered or deliverable to Grantee pursuant to this Grant Agreement and, pursuant to Florida law, shall be entitled to recover its costs and attorney’s fees incurred in securing relief under this Section 6. Additionally, if the Company is investigating an alleged breach or threat of breach of any restrictive covenant in this Section 6 by the Grantee, the Company may restrict any shares hereunder from being sold or transferred until it has completed its investigation without any resulting liability to Grantee, and will remove such restriction placed on such shares only upon its determination in good faith that Grantee is not in violation of such restrictive covenant(s) or has agreed otherwise in writing with Grantee.

SECTION 7.    MISCELLANEOUS PROVISIONS

(a) Acknowledgements. The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Grantee acknowledges that there may be tax consequences upon the vesting of the Performance Stock Units or the transfer of Shares paid to the Grantee under this Agreement and that the Grantee should consult an independent tax advisor.

(b) Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and right to deduct or withhold an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA taxes) required by law to be withheld with respect to this Performance Stock Units. The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Grantee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Grantee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.

(e) Choice of Law. This Agreement and the Notice of Performance Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(f) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Performance Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Performance Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(g) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(h) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(i) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(j) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Agreement shall be interpreted accordingly.

SECTION 8:    NATURE OF GRANT; NO ENTITLEMENT; NO CLAIM FOR COMPENSATION.

The Grantee, in accepting the grant of Performance Stock Units, represents and acknowledges the following:

(a)The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.
(b)The grant of the Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.

(c)All decisions with respect to future grants, if any, will be at the sole discretion of the Committee.

(d)Any Shares acquired under the Plan are extraordinary items that are outside the scope of the Grantee’s employment agreement (if any) and are not part of the Grantee's normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.

(e)Any Shares subject to the Performance Stock Units are not intended to replace any pension rights or compensation.

(f)The Grantee has not been induced to participate in the Plan by any expectation of employment or continued employment with the Company or any of its Subsidiaries.

(g)In the event that the Grantee's employer is not the Company, the grant of the Performance Stock Units will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of the Performance Stock Units will not be interpreted to form an employment contract with the Grantee’s employer or any affiliate or Subsidiary.

(h)The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the Grantee vests in the Performance Stock Units, the value of any acquired Shares may increase or decrease. The Grantee understands that the Companies are not responsible for any foreign exchange fluctuation between the United States Dollar and the Grantee’s local currency that may affect the value of the underlying Shares.

(i)In consideration of the grant of the Performance Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units or diminution in value of the Performance Stock Units or any of the Shares issuable under the Performance Stock Units from termination of the Grantee’s employment by the Company or his or her employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by the Grantee or the Grantee's employer, and the Grantee irrevocably releases his or her employer, the Company and its affiliates and Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such claim.

SECTION 9:    DATA PRIVACY.
(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee's personal data as described in this Agreement by and among, as applicable, the Grantee's employer, the Company, Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee's employer, the Company and its Subsidiaries and affiliates, as applicable, hold certain personal information about the Grantee regarding the Grantee's employment, the nature and amount of the Grantee's compensation and the fact and conditions of the Grantee's participation in the Plan, including, but not limited to, the Grantee's name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its affiliates, details of all options, restricted stock awards or units, performance units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee's favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, any Subsidiary, an affiliate and any third parties assisting in the implementation, administration and management of the Plan, including without limitation a stock plan administrator for on-line administration of the Plan, that these recipients may be located in the Grantee's country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee's country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee's local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee's participation in the Plan. The Grantee understands that Grantee may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee's local human resources representative. The Grantee understands, however, that refusing or withdrawing the Grantee's consent may affect the Grantee's ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee's local human resources representative.

EXHIBIT A
Vesting and Restrictions

The Performance Stock Units are subject to both a Performance Restriction and a Time-Based Restriction, as described below (collectively, the “Period of Restriction”).

Performance Restriction

1.MEASUREMENT PERIODS

Subject to the terms and conditions hereof and of the Plan, the Grant is subject to three separate measurement periods that each begin on January 1st and each end on the last New York Stock Exchange (NYSE) trading date in December of calendar years 2020, 2021 and 2022 respectively (the “Measurement Periods”).

Measurement Periods	Measurement Period Start Date	Measurement Period End Date	Performance Stock Units Eligible to be Earned:
Period 1	January 1, 2020	Last NYSE trading day of calendar year 2020	One-third of the Performance Stock Units granted
Period 2	January 1, 2021	Last NYSE trading day of calendar year 2021	One-third of the Performance Stock Units granted
Period 3	January 1, 2022	Last NYSE trading day of calendar year 2022	One-third of the Performance Stock Units granted

2.PEER GROUP

For all Measurement Periods subject to this Grant, the peer group consists of the shares of the companies that are included in the S&P 500 index (the “Index”) at the Measurement Period Start Date of Period 1. If the shares of a company are removed from the Index due to bankruptcy or Insolvency during a Measurement Period, the shares of that company will not be removed from the peer group. If the shares of a company in the peer group are removed from the Index due to merger, acquisition or other corporate action during a Measurement Period, the shares of the company removed from the Index will be removed from the peer group for a Measurement Period only where the date of removal from the Index occurs prior to the Measurement Period End Date of a Measurement Period.

3.PERFORMANCE GOALS

The amount of Performance Stock Units subject to each Measurement Period that will be earned are conditioned on the satisfaction of the performance goals set forth below during each Measurement Period, which have been established by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

(a)After the end of each Measurement Period, the Company will determine (and the Committee will certify) the achievement as a percentage of the TSR (as defined below) of the Shares of the Company and the TSR of each company in the Peer Group.

(b)After the end of each Measurement Period, the Company will determine (and the Committee will certify) the percentile of the TSR percentage as defined in Section 3(d) of the Shares of the Company relative against the TSR of the shares of each company in the Peer Group (the “Relative TSR Percentile Rank”).

(c)After the end of each Measurement Period, the total units earned for a Measurement Period, if any, are adjusted by applying a modifier to the Performance Stock Units eligible to be earned for a Measurement Period based on the Company’s Relative TSR Percentile Rank for the Measurement Period. If the Company’s Relative TSR Percentile Rank is at the 50th percentile of the Peer Group (the “Target”), the modifier will be 100%. If the Company's Relative TSR Percentile Rank is at or above the 75th percentile of S&P 500 companies (the “Maximum”), the modifier will be 150%. If the Company's Relative TSR Percentile Rank is below the 25th percentile (the “Threshold”), the modifier will be 0%. If the Relative TSR Percentile Rank is between the 25th and 75th percentiles, the modifier will be determined by interpolation. For the avoidance of doubt, the maximum amount of the Performance Stock Units eligible to be earned for each Measurement Period may not exceed 150% of the Performance Stock Units Eligible to be Earned for each Measurement Period.

Performance Achievement:	Below Threshold	Threshold	Target	Maximum
Relative TSR Percentile Rank:	<25th percentile of S&P 500	=25th percentile of S&P500	=50th percentile of S&P 500	≥75th Percentile of S&P500
Modifier:	0%	50%	100%	150%

(d)The calculation of TSR for a Measurement Period is the average daily closing price per share for the last twenty (20) trading days of the Measurement Period (the “Ending Stock Price”) minus the average daily closing price per share for the last twenty (20) trading days immediately preceding the Measurement Period Start Date (the “Beginning Stock Price”), plus Reinvested Dividends, with the resulting amount divided by the Beginning Stock Price. “Reinvested Dividends” will be calculated by multiplying (i) the aggregate number of shares (including fractional shares) that could have been purchased during the Measurement Period had each cash dividend paid on a single share during that period been immediately reinvested in additional shares (or fractional shares) at the closing selling price per share on the applicable dividend payment date by (ii) the average daily closing price per share calculated for the entire duration of the Measurement Period. Each of the foregoing amounts will be equitably adjusted for stock splits, stock dividends, recapitalizations and other similar events affecting Shares of the Company and the shares of the companies in the Peer Group. For companies in the Peer Group that are not on a calendar fiscal year, TSR will be measured consistent with the Company’s calendar fiscal year. For the avoidance of doubt, the TSR formula is:

TSR = (Ending Stock Price – Beginning Stock Price) + Reinvested Dividends
Beginning Stock Price

(e)Any Performance Stock Units that fail to be earned in a Measurement Period based on the Company’s Relative TSR Percentage Rank achievement for a Measurement Period shall be immediately forfeited to the Company.

Time-Based Restrictions

For any earned Performance Stock Units to vest of a Measurement Period, the grantee must remain continuously employed by the Company from the Grant Date through the Grant Date anniversary that corresponds to the Measurement Period (the “Time-Based Restrictions”), as indicated in the chart below:

Measurement Period / Anniversary Date
Period 1 / 1st Grant Date anniversary
Period 2 / 2nd Grant Date anniversary
Period 3 / 3rd Grant Date anniversary

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